                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                               HOLLY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               HOLLY CORPORATION
                               100 CRESCENT COURT
                                   SUITE 1600
                            DALLAS, TEXAS 75201-6927

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                               DECEMBER 12, 1996

PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Holly Corporation will be held in Suite 200, First National Bank Building, 303 West Main, Artesia, New Mexico, on Thursday, December 12, 1996, at 9:30 o'clock A.M. local time, to

        1. Elect a board of eight directors for the ensuing year; and

        2. Transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only stockholders of record on October 25, 1996 are entitled to notice of and to vote at the meeting.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS, BANKS, OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                          By Order of the Board of Directors:

                                                    HENRY A. TEICHHOLZ
                                              Vice President, Treasurer and
                                                        Controller

November 4, 1996

                                PROXY STATEMENT
                                       OF
                               HOLLY CORPORATION
                               100 CRESCENT COURT
                                   SUITE 1600
                            DALLAS, TEXAS 75201-6927

     The enclosed proxy for the Annual Meeting of Stockholders is being solicited on behalf of the Board of Directors of Holly Corporation and is revocable at any time prior to the exercise of the powers conferred thereby by written notice to the Controller of the Company or in open meeting. The proxy statement and proxy are expected to be sent to stockholders commencing on November 4, 1996. The cost of soliciting proxies will be borne by the Company. Regular employees of the Company may solicit proxies by mail, telephone, telecopier or in person, without special compensation. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Common Stock.

     The Company's Annual Report for its 1996 fiscal year, which ended on July 31, 1996, is being distributed concurrently herewith. The Board of Directors has fixed October 25, 1996, as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the close of business on that record date, there were outstanding 8,253,514 shares of the common stock, par value $.01 per share (the "Common Stock"), the holders of which are entitled to one vote per share.

                             PRINCIPAL STOCKHOLDERS

     The table below lists the only persons known to the management to own beneficially, as beneficial ownership is defined by Rule 13d-3 adopted by the Securities and Exchange Commission ("SEC"), 5% or more of the Company's Common Stock as of October 11, 1996:

                                                                                        PERCENT OF
                   NAME AND ADDRESS                         AMOUNT AND NATURE OF       COMMON STOCK
                  OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(A)     OUTSTANDING
-------------------------------------------------------    -----------------------     ------------
Texas Commerce Bank, N.A.                                     1,137,273 shares(1)          13.8%
Trustee for Holly Corporation Employee
  Stock Ownership Plan
P.O. Box 2558
Houston, Texas 77252

Brown Brothers Harriman Trust Company of Texas, as               1,511,136 shares          18.3%
  trustee of trusts in the names of Betty Regard,
  Margaret Simmons and Suzanne Bartolucci(2)
2001 Ross Avenue
Dallas, Texas 75201-2996

Brown Brothers Harriman Trust Company of Texas, as                  93,854 shares           1.1%
  trustee
  of a trust for the benefit of David Norsworthy.
2001 Ross Avenue
Dallas, Texas 75201-2996

David Norsworthy                                                152,752 shares(3)           1.9%
114 Hudson Street
Del Rio, Texas 78840

Lamar Norsworthy                                                328,859 shares(3)           4.0%
100 Crescent Court
Dallas, Texas 75201-6927

Nona Barrett                                                       328,132 shares           4.0%
P.O. Box 668
Lake City, Colorado 81235

David Norsworthy, Lamar Norsworthy and Brown Brothers           285,858 shares(5)           3.5%
  Harriman Trust Company of Texas, as co-trustees of
  three trusts for the benefit of David and Lamar
  Norsworthy and Nona Barrett, respectively(4)
2001 Ross Avenue
Dallas, Texas 75201-2996

The Guardian Life Insurance Company of America, its             775,268 shares(6)           9.4%
  subsidiaries and affiliates, acting in various
    fiduciary
  capacities
201 Park Avenue South
New York, New York 10003

Crabbe Huson Group                                                 748,400 shares           9.1%
121 S.W. Morrison
Portland, Oregon 97204

                                            (All notes appear on following page)

---------------

(a)  Sole voting and investment power except as shown otherwise.

(1)  Plan participants share voting power.

(2) The named individuals are life beneficiaries and their "children and descendants," of whom there are now six, are residuary beneficiaries of these trusts.

(3) Does not include 285,858 shares which are beneficially owned by three trusts of which this owner is a co-trustee and which are listed separately.

(4) The named individuals are the life beneficiaries and members of their families are the residuary beneficiaries of these trusts. Substantially all of the 285,858 shares are held in a limited partnership of which the general partner is a limited liability company owned and controlled by these trusts; the 98.5% limited partner in such partnership is a trust of which David Norsworthy, Lamar Norsworthy and Brown Brothers Harriman Trust Company of Texas are co-trustees and under which, unless the life beneficiary of the trust exercises a power of appointment directing otherwise, residuary beneficiaries are the trusts for the benefit of David and Lamar Norsworthy and Nona Barrett of which Brown Brothers Harriman Trust Company of Texas is the trustee.

(5) The three co-trustees share indirect voting and investment powers. David Norsworthy and Lamar Norsworthy each disclaims that he is the beneficial owner except as to 1,430 of these shares.

(6) Beneficial owner has shared voting and investment power with respect to 507,268 shares and sole voting and investment power with respect to 268,000 shares.

     The Company is advised that as of October 11, 1996 the present executive officers and directors of the Company as a group owned beneficially 824,757 shares (including 284,428 shares as to which Lamar Norsworthy, Chairman of the Board and Chief Executive Officer of the Company, disclaims beneficial ownership) or approximately 10.0% of the Common Stock. Other than Lamar Norsworthy, no executive officer owns more than 1% of the Company's Common Stock.

                             ELECTION OF DIRECTORS

     At the Annual Meeting it is proposed to elect the eight management nominees shown below to hold office as directors until the next annual meeting of stockholders or until their respective successors shall have been elected and qualify.

     Each of the nominees listed below was elected as director by the shareholders at the annual meeting in 1995, except Mr. Gray. If any nominee should unexpectedly become unavailable for election, votes will be cast, pursuant to the accompanying proxy, for the election of a substitute who may be selected by the present Board of Directors. Management has no reason to believe that any of the nominees named below will be unable to serve.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of directors, in voting by proxy, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. The election of directors will be decided by a plurality vote. Thus, abstentions and broker non-votes will be treated as votes neither "for" nor "against" the election of directors, although abstentions and broker non-votes will be counted in determining if a quorum is present.

     Set forth below is certain information about each nominee, including principal occupations for at least five years and beneficial ownership of shares of Common Stock ("Common Shares"). Offices with the Company have been held for at least five years, unless otherwise indicated. Membership on certain Board committees is indicated by (A) for audit committee, compensation committee and public policy committee; (E) for executive committee:

          Matthew P. Clifton, 45, a director since September 1995, has been with the Company for over fifteen years and is President of the Company. From 1991 to 1995 he served as Senior Vice President with responsibilities for refining operations, engineering and oil and gas activities for the Company. (E)

                                          Common Shares owned............ 18,352

          William J. Gray, 55, a director since September 1996, has been with the Company for over twenty five years and is Senior Vice President, Marketing and Supply of the Company.
                                          Common Shares owned............ 26,891

          Marcus R. Hickerson, 70, a director since 1960, has been a consultant to Centex Development Company since 1987. (A)
                                          Common Shares owned............. 1,556

          A. J. Losee, 71, a director since 1978, is of Counsel in the Artesia, New Mexico law firm of Losee, Carson, Haas & Carroll, P.A., and has practiced law for more than 40 years. (A) (E)
                                          Common Shares owned............. 1,000

          Thomas K. Matthews, II, 70, a director since 1978, is a financial consultant. (A)
                                          Common Shares owned............... 400

          Robert G. McKenzie, 58, a director since 1992, has been Executive Vice President and Chief Operating Officer of Brown Brothers Harriman Trust Company of Texas since January 1990. (A)
                                          Common Shares owned............. 1,000

          Lamar Norsworthy, 50, a director since 1967, is Chairman of the Board and Chief Executive Officer of the Company. From 1988 to 1995 he also was President. (E)
                                          Common Shares owned........ 328,859(1)

          Jack P. Reid, 60, a director since 1977, is Executive Vice President, Refining, of the Company. (E)
                                          Common Shares owned............ 62,394
---------------

(1) Mr. Norsworthy shares with two co-trustees voting and investment power for an additional 285,858 Common Shares as to which he disclaims beneficial ownership except as to 1,430 shares; see "Principal Stockholders".

     Certain information set forth above for each director nominee is based on information furnished by such nominee; stockholdings are as of October 11, 1996. No nominee other than Mr. Norsworthy owns beneficially as much as 1% of the Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Based upon the Company's review of the reports and amendments on Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all such reports were filed in a timely manner by reporting persons.

BOARD COMMITTEES AND MEETINGS

     The Audit Committee of the Board of Directors, which met two times during the 1996 fiscal year, is responsible for monitoring the Company's internal accounting controls, recommending to the Board the selection of independent auditors, and reviewing certain activities of the independent auditors and their reports and conclusions.

     The Compensation Committee of the Board of Directors, which met three times during the 1996 fiscal year, is responsible for recommending to the Board changes in the compensation of executive personnel and salaries and bonuses for employee directors and for reviewing and making recommendations relative to the Company's employee benefit plans. In addition, an Executive Stock Option Committee composed of nonemployee directors is responsible for considering grants of stock options to officers and directors of the Company; this committee did not meet during the 1996 fiscal year.

     The Public Policy Committee of the Board of Directors, which met one time during the 1996 fiscal year, is responsible for (1) reviewing the Company's policies and procedures on matters of public and governmental concern that significantly affect the Company, including but not limited to environmental, occupational health and safety, and equal employment opportunity matters, and
(2) recommending to management and the Board of Directors the formulation or modification of policies and procedures concerning such matters.

     The Executive Committee of the Board of Directors has the authority of the Board, to the extent permitted by law and subject to any limitations that may be specified from time to time by the Board, for the management of the business and affairs of the Company between meetings of the Board.

     The Board of Directors does not have a standing nominating committee.

     During the 1996 fiscal year, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which that director served.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table and notes present the compensation provided by the Company to its chief executive officer and the other four most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended July 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION                  ALL
               NAME AND                               -----------------------------------------      OTHER
               PRINCIPAL                   FISCAL                                OTHER ANNUAL       COMPEN-
               POSITION                     YEAR       SALARY       BONUS       COMPENSATION(1)      SATION
---------------------------------------    ------     --------     --------     ---------------     --------
Lamar Norsworthy                            1996      $404,990     $140,000               --        $89,322 (2)
Chairman of the Board                       1995       389,340       80,000               --         89,471 (3)
  and Chief Executive Officer               1994       336,828      125,000               --         19,080 (4)

Matthew P. Clifton                          1996       204,265       80,000               --         32,841 (2)
President                                   1995       154,200       51,000               --         27,325 (3)
                                            1994       146,928       53,000               --         12,164 (4)

Jack P. Reid                                1996       341,020      120,000               --         74,194 (2)
Executive Vice President,                   1995       327,870       70,000               --         76,575 (3)
  Refining                                  1994       309,907      117,000               --         19,886 (4)

William J. Gray                             1996       182,800       70,000               --         29,971 (2)
Senior Vice President, Marketing            1995       174,710       55,000               --         28,195 (3)
  and Supply                                1994       166,530       58,000               --         13,700 (4)

Christopher L. Cella                        1996       163,587       51,000               --         22,754 (2)
Vice President, General                     1995       157,025       43,000               --         21,691 (3)
  Counsel and Secretary                     1994       150,340       45,000               --         12,045 (4)

---------------

(1) Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the SEC (the lesser of $50,000 or 10% of the individuals' total annual salary and bonus).

(2) All Other Compensation -- details for fiscal 1996:

                                                                                                DIVIDENDS
                                                                                               DISTRIBUTED
                                                      DIVIDENDS    COMPANY                         ON
                                          ESOP           ON        MATCHING      COMPANY       UNALLOCATED
                                       RESTORATION     PHANTOM      THRIFT     CONTRIBUTION       ESOP
                 NAME                     PLAN*         SHARES       PLAN        TO ESOP         SHARES        TOTAL
                 ----                  -----------     --------    --------    -----------     -----------    -------
Lamar Norsworthy                         $68,164       $ 7,208      $9,352        $4,105          $ 493       $89,322
Matthew P. Clifton                        21,579           214       6,450         4,105            493        32,841
Jack P. Reid                              53,067         7,177       9,352         4,105            493        74,194
William J. Gray                           17,947           290       7,136         4,105            493        29,971
Christopher L. Cella                      11,600           182       6,374         4,105            493        22,754

(3) All Other Compensation -- details for fiscal 1995:

                                                                                  DIVIDENDS
                                                                                 DISTRIBUTED
                                        DIVIDENDS    COMPANY                         ON
                            ESOP           ON        MATCHING      COMPANY       UNALLOCATED       MOVING
                         RESTORATION     PHANTOM      THRIFT     CONTRIBUTION       ESOP           EXPENSE
          NAME              PLAN*        SHARES        PLAN        TO ESOP         SHARES       REIMBURSEMENT     TOTAL
          ----           -----------    --------    ---------    ------------    ------------   -------------    -------
Lamar Norsworthy           $68,735       $ 5,648      $9,240        $4,847         $ 1,001         $    --       $89,471
Matthew P. Clifton          11,539            --       5,976         4,847           1,001           3,962        27,325
Jack P. Reid                55,635         5,852       9,240         4,847           1,001              --        76,575
William J. Gray             15,611            --       6,736         4,847           1,001              --        28,195
Christopher L. Cella         9,819            --       6,024         4,847           1,001              --        21,691

(4) All Other Compensation -- details for fiscal 1994:

                                                                                          DIVIDENDS
                                                                                         DISTRIBUTED
                                       DIVIDENDS       COMPANY                               ON
                                          ON           MATCHING         COMPANY          UNALLOCATED
                                        PHANTOM         THRIFT        CONTRIBUTION          ESOP
                 NAME                   SHARES           PLAN           TO ESOP            SHARES           TOTAL
                 ----                  --------       ---------       ------------       ------------      -------
Lamar Norsworthy                        $ 4,943         $6,382           $5,603            $ 2,152         $19,080
Matthew P. Clifton                           --          5,688            4,679              1,797          12,164
Jack P. Reid                              5,121          7,010            5,603              2,152          19,886
William J. Gray                              --          6,416            5,263              2,021          13,700
Christopher L. Cella                         --          5,720            4,570              1,755          12,045

---------------

  * Amounts shown are the market value on the date of award of a number of shares of Common Stock equal to the number of Phantom Shares awarded to the named officer (see ESOP Restoration Plan on page 11).

     The following table sets forth information with respect to the exercisable value of unexercised Phantom Shares at July 31, 1996 (other than Phantom Shares under the ESOP Restoration Plan).

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------------------------------------
                                         SHARES                        NUMBER OF          VALUE OF UNEXERCISED
                                        ACQUIRED                      UNEXERCISED             IN-THE-MONEY
                                           ON         VALUE         OPTIONS/SARS AT         OPTIONS/SARS AT
                                        EXERCISE     REALIZED       FISCAL YEAR-END         FISCAL YEAR-END
                 NAME                     (#)          ($)                (#)                     ($)
--------------------------------------  --------     --------       ---------------       --------------------
                                                                     EXERCISABLE/             EXERCISABLE/
                                                                     UNEXERCISABLE           UNEXERCISABLE
                                                                    ---------------       --------------------
Lamar Norsworthy......................      0            0              14,124/0              $ 367,224/$0
Jack P. Reid..........................      0            0              14,630/0              $ 380,380/$0

     Phantom Shares were granted to the named officers for past services and to compensate for the exclusion of the officers from the Employee Stock Ownership Plan ("ESOP") in the 1986-88 fiscal years. Phantom Shares are unsecured rights to cash payments based on the market value of such shares at future dates. Payments based on market value of Common Stock are generally due 40 days after termination of employment or the date of final distribution to the officer under the ESOP unless the officer elects to defer payments to future dates that may not be later than 60 days after the officer's death or permanent disability.

BONUS ARRANGEMENTS

     The Company and its principal subsidiaries provide incentive bonuses for certain key personnel. Bonuses are based in part on the performance of the Company and in part on assessment of individual performance. See "Compensation Committee Report on Executive Compensation."

RETIREMENT PLAN

     The Company has a noncontributory Retirement Plan for all permanent employees. The following table sets forth the estimated annual retirement benefits (subject to reduction for Social Security offsets) that would be payable in 1996 for certain salary ranges under the Retirement Plan and the retirement restoration plan described below:

                               PENSION PLAN TABLE

                                                      YEARS OF CREDITED SERVICE AT NORMAL RETIREMENT
HIGHEST THREE-YEAR                       ------------------------------------------------------------------------
  AVERAGE SALARY                           10           15           20           25           30           35
------------------                       -------     --------     --------     --------     --------     --------
    $150,000...........................  $24,000     $ 36,000     $ 48,000     $ 60,000     $ 72,000     $ 84,000
     200,000...........................   32,000       48,000       64,000       80,000       96,000      112,000
     250,000...........................   40,000       60,000       80,000      100,000      120,000      140,000
     300,000...........................   48,000       72,000       96,000      120,000      144,000      168,000
     350,000...........................   56,000       84,000      112,000      140,000      168,000      196,000
     400,000...........................   64,000       96,000      128,000      160,000      192,000      224,000
     450,000...........................   72,000      108,000      144,000      180,000      216,000      252,000
     500,000...........................   80,000      120,000      160,000      200,000      240,000      280,000

     The compensation covered by the Company's retirement plans is the salary paid to each employee, the amount of which is shown in the Summary Compensation Table on page 7 under the heading "Salary" for each executive listed therein. At July 31, 1996, Messrs. Norsworthy, Clifton, Reid, Gray, and Cella were credited with 23, 16, 37, 27 and 6 years of service, respectively. Under the Plan, subject to certain age and length-of-service requirements, employees upon normal retirement are entitled to a life annuity with yearly pension payments equal to 1.6% of average annual salary compensation during their highest compensated consecutive 36-month period of employment with the Company multiplied by total credited years of service, less 1.5% of primary Social Security benefits multiplied by such service years but not to exceed 45% of such benefits.

     Benefits up to limits set by the Internal Revenue Code are funded by Company contributions to the Retirement Plan, with the amounts determined on an actuarial basis. The Internal Revenue Code currently limits benefits that may be covered by the Retirement Plan's assets to $120,000 per year (subject to increases for future years based on price level changes) and limits the compensation that may be taken into account in computing such benefits to $150,000 for the 1996 fiscal year (subject to certain upward adjustments for future years). The Company has recently adopted a retirement restoration plan that provides for additional payments from the Company so that total retirement plan benefits for executives will be maintained at the levels provided in the Retirement Plan before the application of the Internal Revenue Code limitations.

THRIFT AND STOCK OWNERSHIP PLANS

     The Company has a Thrift Plan and an ESOP, which are qualified under the Internal Revenue Code, for eligible employees of the Company and its subsidiaries.

     Employees with at least one year of service may elect to participate in the Thrift Plan by making contributions to the Plan of from 2% to 14% of their compensation. The Company matches employee contributions up to 4% of their compensation. In 1996, employee contributions which are made on a tax-deferred basis are limited to $9,500 per year. Employees may direct Company contributions to be invested in Common Stock. Company contributions vest upon the earlier of five years of credited service or termination of employment due to retirement, disability or death. Matching Company contributions for executive officers under the Thrift Plan have been included in the Summary Compensation Table under the column captioned "All Other Compensation."

     All employees of the Company and eligible affiliates with at least one year of service, other than employees covered by collective bargaining agreements, participate in the ESOP established in 1985. Initially, the ESOP owned 1,500,000 shares of Common Stock. Commencing with the 1987 fiscal year, shares of Common Stock held by the ESOP have been allocated to the accounts of participants for each fiscal year on the basis of payments of principal on the ESOP's ten-year installment note issued to the Company in connection with the ESOP's purchase of Common Stock from the Company. Shares are allocated to participants based on their compensation. Participants' shares vest upon the earlier of five years' credited service or termination of employment due to retirement, disability or death. For the 1996 fiscal year, 1,173 shares of Common Stock held by the ESOP were allocated to each executive officer listed under Summary Compensation Table on page 7. The cost of these allocated shares and dividends received on unallocated shares of Common Stock held by the ESOP are included in the Summary Compensation Table under the column captioned "All Other Compensation."

ESOP RESTORATION PLAN

     The Company has adopted an ESOP restoration plan to provide additional benefits to executives whose allocations of Company shares from the ESOP for the 1995 and 1996 fiscal years will be reduced because of the application of Internal Revenue Code limitations. The plan provides for the grant to participants after the end of the 1995 and 1996 fiscal years of "phantom shares" equal in number to the number of shares not allocated to participants because of the Internal Revenue Code limitations. The phantom shares under the plan will be unsecured rights to cash payments based on dividends paid on shares of Common Stock and on the market value of such shares at future dates. Payments based on market value of Common Stock will generally be made at the time of a participant's termination of employment or at the time of a final distribution to the participant under the ESOP unless the participant elects to defer payments over a 10-year period.

A total of approximately 8,100 phantom shares were granted to participants for the 1995 fiscal year and an additional 7,600 phantom shares were granted for the 1996 fiscal year. For the 1996 fiscal year phantom shares were granted to executive officers as follows: 2,622 shares to Mr. Norsworthy, 830 to Mr. Clifton, 2,041 to Mr. Reid, 690 to Mr. Gray and 446 to Mr. Cella.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries are paid $12,000 per annum, plus $1,000 per day per attended meeting, other than conference telephone meetings, of the Board and per attended meeting of a committee of the Board that does not immediately precede or follow a Board meeting. Officers of the Company do not receive compensation for serving on the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during the 1996 fiscal year are listed below. None of the members of the Committee was an officer or employee of the Company or any of its subsidiaries during the 1996 fiscal year. Members of the Committee who in prior years were officers of the Company or of a subsidiary are indicated below by (O).

Marcus R. Hickerson(O)                      Thomas K. Matthews, II
A.J. Losee                                  Robert G. McKenzie

No executive officer of the Company served as a director or member of the compensation committee of another entity which had an executive officer serving as a member of the Company's Board of Directors or the Board's Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is responsible for all compensation programs for the executive officers of the Company. The Committee determines the compensation of officers who are also directors (other than any grants of stock options, which are subject to the jurisdiction of the Executive Stock Option Committee) and reviews overall compensation levels for the Company's other executive officers. There were three meetings of the Compensation Committee during the 1996 fiscal year.

     The basic objective of the Company's compensation program for executives is to provide levels of compensation that allow the Company to attract and retain productive executives who are motivated to protect and enhance the long-term value of the Company for its shareholders. The Company seeks to establish and maintain levels of compensation that will be competitive with levels for comparable companies. Competitive compensation levels are estimated on the basis of available information on compensation paid by companies in the Company's industry that are most similar to the Company, taking into account the Company's size and place in the refining industry. Executive compensation programs are intended to reward each executive based on Company performance and individual performance and to balance appropriately short-term and long-term considerations.

     For the 1996 fiscal year, the Company's major compensation programs for executives were salaries, annual bonuses, allocations of shares under the ESOP, benefits under retirement and thrift plans, and benefits under the retirement restoration and ESOP restoration plans.

     Salaries of executives are set at levels intended to be competitive with levels for comparable businesses. Salaries are reviewed and adjusted annually.

     Bonuses are based in part on an evaluation of the performance of the Company and in part on assessments of individual performance. Because of the relative size of the Company in the refining industry and the susceptibility of the Company and the industry to unexpected changes in circumstances that can have major impacts -- positive or negative -- on performance, the Company's performance, as measured principally by net income, is evaluated by the Committee after the end of the fiscal year in light of the circumstances of the Company and the industry for the year completed. In this evaluation, particular consideration is given to the Company's handling during the year of the controllable elements affecting current and future results of operations and to the Company's performance for the year as compared to historical levels; the Committee also takes into account as appropriate any major differences between Company performance and the performance levels of other companies in the refining industry. In the case of Mr. Norsworthy, Mr. Clifton and Mr. Reid, Company performance is the predominant element in the determination of bonuses. In the case of bonuses for other executives, the relative importance of individual performance and Company performance varies among executives depending on their responsibilities within the Company. Amounts of bonuses for different performance levels are intended to be competitive with bonus levels of comparable companies.

     Compensation of Lamar Norsworthy, the Company's Chairman of the Board and Chief Executive Officer, is determined by the Committee under the principles described above. The Committee believes that Mr. Norsworthy's current salary level is at a competitive level based on comparisons with other refining companies. Effective June 1, 1996, Mr. Norsworthy's annual salary was increased by approximately 4% to a level of $418,440 per year. Since Mr. Norsworthy has overall responsibility for the Company, Mr. Norsworthy's bonus is based primarily on evaluation of the performance of the Company for the last completed fiscal year. For the 1996 fiscal year, Mr. Norsworthy's bonus of $140,000 was approximately 35% of his salary for the year. This bonus level was based on the Committee's view that the Company's performance for the 1996 fiscal year was good given market conditions in terms of net earnings.

     In September 1994, the Committee recommended and the Board approved creation of supplemental plans intended to provide to executives payments to replace benefits under the retirement plan and the ESOP that cannot be provided from these plans because of Internal Revenue Code limitations.

     The retirement restoration plan provides to participants additional benefits to take the place of benefits that would have been provided under the qualified retirement plan except for the application of limitation provisions of the Internal Revenue Code. The executive officers listed under the Summary Compensation Table on page 7, are the only executives whose salary and benefit levels currently exceed Internal Revenue Code limitations. Because of the operation of the Internal Revenue Code limitations that have caused the adoption of the retirement restoration plan, initially most of the value of benefits under the plan will be allocable to Mr. Reid and Mr. Norsworthy. Although benefits under this plan will be unfunded general obligations of the Company, in certain circumstances in which there is a change in control of the Company the Company would be required to purchase annuities and make cash payments with a total cost equal to the value of accrued benefits under the plan. The expense accrued for the 1996 fiscal year with respect to this plan was approximately $252,000.

     In the case of the ESOP restoration plan, participants will receive phantom shares to the extent that ESOP shares would have been allocated to them except for Internal Revenue Code limitations. The phantom shares under the plan are unsecured rights to cash payments from the Company based on dividends paid on shares of Common Stock and based on the market value of such shares at future dates. Payments based on market value of Common Stock will generally be made when a participant terminates employment with the Company or when a final distribution is made to the participant under the ESOP unless the participant elects to defer payments over a 10-year period. The plan is effective for the fiscal years ending July 31, 1995 and July 31, 1996 and the total number of phantom shares that can be awarded under the plan for all years was limited to 17,000. Approximately 8,100 phantom shares were allocated to participants for the fiscal year ended July 31, 1995 and an additional 7,600 phantom shares for the 1996 fiscal year. Expense to the Company arising from the plan will be determined by future market prices of shares of Common Stock and by the level of future dividends paid on shares of Common Stock. Ten executives, including the five individuals listed in the Summary Compensation Table on page 7, are participants under the plan.

                Compensation Committee of the Board of Directors

Thomas K. Matthews, II, Chairman                                      A.J. Losee
Marcus R. Hickerson                                           Robert G. McKenzie

     The Compensation Committee Report on Executive Compensation will not be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates such report by reference.

STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing, for the period of five fiscal years commencing July 31, 1991 and ending July 31, 1996, the yearly percentage change in the cumulative total shareholder return on the Company's Common Shares to the cumulative total return of the S&P Composite 500 Stock Index and of an industry peer group chosen by the Company.

           COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURNS(1)

                                   [GRAPH]

================================================================================
      MEASUREMENT PERIOD         HOLLY CORPO-                    INDUSTRY PEER
    (FISCAL YEAR COVERED)           RATION          S&P 500        GROUP(2)
================================================================================
            1991                    100              100               100
--------------------------------------------------------------------------------
            1992                     80              113                90
--------------------------------------------------------------------------------
            1993                     89              123               103
--------------------------------------------------------------------------------
            1994                     96              129               117
--------------------------------------------------------------------------------
            1995                     77              163               126
--------------------------------------------------------------------------------
            1996                     91              190               134
--------------------------------------------------------------------------------

(1) The amounts shown assume that the value of the investment in the Company and each index was $100 on July 31, 1991 and that all dividends were reinvested.

(2) The peer group, as chosen by the Company, includes companies that are similar to the Company in regards to refining operations. This group is made up of Ashland Oil, Inc., Crown Central Petroleum Corporation, Diamond Shamrock, Inc., Getty Petroleum Corporation, Giant Industries Inc., Sun Company, Inc., Tesoro Petroleum Corp., Tosco Corporation, Total Petroleum (North America) Ltd., Ultramar Corporation and Valero Energy Corporation. It should be noted that almost all of the peer group companies are also engaged in retail gasoline marketing in addition to their refining activities and are engaged in oil and gas exploration and production to a greater extent than is the Company; in addition, most of the peer companies are substantially larger than the Company in terms of assets and sales.

     The stock price performance depicted in the foregoing graph is not necessarily indicative of future price performance. The graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such graph by reference.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Ernst & Young LLP, independent certified public accountants, to audit the books, records and accounts of the Company and its consolidated subsidiaries for the 1997 fiscal year. Ernst & Young LLP has conducted such audits since 1977. It is expected that a representative of such firm will be present in person or by conference telephone at the stockholders' meeting, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders to be considered for presentation at the Company's 1997 Annual Meeting should be received by the Company by July 7, 1997, in order to be considered for inclusion in the proxy statement for that meeting.

                         FINANCIAL STATEMENTS AVAILABLE

     A copy of the Company's 1996 Annual Report containing the audited consolidated balance sheets at July 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three fiscal years ended July 31, 1996, is being mailed with this Proxy Statement to shareholders entitled to notice of the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                                                    HENRY A. TEICHHOLZ
                                              Vice President, Treasurer and
                                                        Controller

November 4, 1996

                               HOLLY CORPORATION

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 12, 1996
P
R                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O
X         Lamar Norsworthy, Gerald L. Regard and Jack P. Reid, or any of them or
Y their substitutes, are hereby appointed proxies to represent and to vote the stock of Holly Corporation standing in the name(s) of the undersigned at the Annual Meeting of Stockholders to be held in Artesia, New Mexico on December 12, 1996, and at all adjournments thereof.

          TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS YOU DO NOT NEED TO MARK ANY OF THE BOXES. JUST DATE AND SIGN ON THE REVERSE SIDE.
                                                                    -----------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                                        SIDE
                                                                    -----------


/ X / Please mark
      votes as in
      this example.

      This proxy when properly executed will be voted as directed. If no direction is given, it will be voted FOR the election of all nominees as directors and in the discretion of those authorized to vote this proxy on any other business.

      1. Election of Directors:                                         2. Other Business - Voting upon any other business
                                                                           properly before the meeting or any adjournment
      NOMINEES: M.P. Clifton, W.J. Gray, M.R. Hickerson,                   thereof.
      A.J. Losee, T.K. Matthews, R.G. McKenzie, L. Norsworthy
      and J.P. Reid                                                      Receipt of the Company's Annual Report for its 1996
                      FOR            WITHHELD                            fiscal year, Notice of the Annual Meeting and related
                                                                         Proxy Statement is hereby acknowledged, and all former
                     /   /            /   /                              proxies are hereby revoked.
                     /   /            /   /
                                                                               MARK HERE
                                                                              FOR ADDRESS   /   /
                                                                              CHANGE AND    /   /
      /   /                                                                  NOTE AT LEFT
      /   /
       For all nominees except as noted above                            Please sign below exactly as name(s) appear(s) hereon.
                                                                         Joint tenants should both sign. Executors, administrators, trustees or guardians should show their capacity as such.
                                                                         Corporations should sign by President or other authorized
                                                                         officer.

Signature: ______________________________ Date: ____________             Signature: ______________________________ Date: __________
